Exhibit 99.1

April 12, 2006

KEITH WIMBUSH APPOINTED TO UNITED RENTALS BOARD OF DIRECTORS; LEAD DIRECTOR NAMED; INTERIM REPORTS FOR 2005 FILED

United Rentals, Inc. (NYSE: URI) today announced that Keith Wimbush has joined the company’s board of directors and that the board has designated Michael Gross as lead director.

Mr. Wimbush has held numerous legal executive positions including senior vice president and general counsel for Diageo North America and its predecessor businesses; and vice president and corporate counsel for Johanna Dairies, a division of John Labatt Limited. In addition, he twice served with the U.S. Department of Justice. Mr. Wimbush recently retired as senior client partner and group co-practice leader for Korn/Ferry International. He is a member of the governing board of Brunswick School, where he chairs the Diversity Committee. Mr. Wimbush holds a J.D. from Harvard Law School.

Mr. Gross has been a director of United Rentals since January 1999. He is one of the founding partners of Apollo Advisors L.P. and has been a partner of that company since its formation in 1990. Mr. Gross serves as chairman of the board of directors of Apollo Investment Corporation, a closed-end investment company of which he is a founder. He is a director of Saks Incorporated; a founding member of the Youth Renewal Fund; the chairman of the board of the Mt. Sinai Children’s Center Foundation; a trustee of Trinity School; and a member of the corporate advisory board of the University of Michigan Business School.

Bradley Jacobs, chairman of United Rentals, said, “We are delighted to welcome Keith Wimbush to our board and look forward to benefiting from his considerable legal expertise and corporate experience. Keith’s appointment brings the company’s board of directors to 12 members, of whom nine are independent directors. The designation of Michael Gross as lead director recognizes his experience and continued contribution to the board. We welcome his expanded involvement.”

2005 Interim Reports Filed

The company also announced it has filed its quarterly reports on Form 10-Q for the interim periods of the year ended December 31, 2005, with the Securities and Exchange Commission. United Rentals has now filed all Exchange Act reports which had been delayed and all reports required under its senior debt facility and other indebtedness. The company is now eligible to use short form registration statements for its employee stock plans. As a result, employees will be able to exercise vested options and rights under these plans and to sell the shares purchased into the open market, subject to company policies and applicable law.

The previously announced SEC inquiry is ongoing, and the company continues to cooperate fully with the SEC.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 750 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 13,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent more than 20,000 classes of equipment with a total original cost of $3.9 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at http://www.unitedrentals.com/.

Contact:

Chuck Wessendorf VP, Investor Relations and Corporate Communications United Rentals, Inc. (203) 618-7318 cwessendorf@ur.com	Nicole Salas Manager, Corporate Communications United Rentals, Inc. (203) 618-7246 nsalas@ur.com

If you have any questions, please call 1-800-UR-RENTS (1-800-877-3687).